Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner

Strategic Hotels and Resorts - Vice President, Corporate Finance

Laurence Geller

Strategic Hotels and Resorts - President & Chief Executive Officer

Diane Morefield

Strategic Hotels and Resorts - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James & Associates - Analyst

Ryan Meliker

Morgan Stanley-Analyst

Will Marks

JMP Securities-Analyst

Chris Woronka

Deutsche Bank-Analyst

Smedes Rose

Keefe, Bruyette & Woods - Analyst

Brian Schinderle

BAM – Portfolio Manager

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the second quarter 2010 Strategic Hotels and Resorts earnings conference call. My name is Latasha and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference.

(Operator Instructions)

I would now like to turn the call over to Mr. Jon Stanner, Vice President, Corporate Finance. Please proceed, sir.

Jon Stanner -Strategic Hotels and Resorts-Vice President, Corporate Finance

Thank you, and good morning everyone. Welcome to Strategic Hotels and Resorts’ second quarter 2010 earnings conference call.

Our press release and supplemental financials were distributed yesterday. These are available on the Company’s website at www.strategichotels.com within the Investor Relations section. We are also hosting a live webcast of today’s call which can be accessed in the same section of the site, and a replay of today’s call will be available for one month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under Federal Securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings.

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I would now like to introduce the members of our management team here with me today— Laurence Geller, President and Chief Executive Officer; and Diane Morefield, our Chief Financial Officer. Laurence?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Thank you Jon. Good morning everybody.

We are extremely pleased with our operating results this quarter, and believe that the recovery we began experiencing towards the end of the first quarter has continued. And the outlook for our industry in general, and our Company in particular, is increasingly positive, with corporate transient and corporate group business growth leading the demand recovery cycle.

We’re equally very well pleased with results from our sustainable cost reductions, and the significant progress we’ve made during the quarter on strengthening our balance sheet, all leading to a return to a positive comparable FFO per share. Yesterday, we reported comparable EBITDA of $35.1 million, and comparable FFO per diluted share of $0.02 on RevPAR growth of 7.3%, and total RevPAR growth of 5.9%, representing the first quarter of positive year-over-year topline growth since the second quarter of 2008. Diane will cover the financial details of the quarter, and I’ll try and discuss the more macro trends for you.

We highlighted the importance of the concept of convergence in the first quarter, which is a period when occupancy, rate, RevPAR, total RevPAR, EBITDA, and EBITDA margins are all positive year-over-year. As we anticipated, we achieved this very important inflection point during the second quarter. As demand started to improve, we focused on aggressively growing rate as a corporate imperative.

The strong growth in group and corporate transient demand during the quarter helped us significantly reduce rooms sold through highly discounted channels, such as opaque pricing websites, which, for example, include Priceline and Travelocity. As a result, we sold 32,000 fewer discounted transient rooms this quarter than in the second quarter of 2009. And that contributed to driving our overall average daily rate up 3.3%, with transient rate improving 11% during the quarter. We feel we’ve been a leader in pushing rates, and will continue to so.

Although we reported a 50 basis point expansion of EBITDA margins during the quarter, it masks the real story. During last year’s second quarter, we recorded over three times the normal level of cancellation fees. So, excluding those fees— and to remind you, these were $6.6 million in 2009 as against $2.1 million in 2010, all for the second quarter— so, excluding those, our EBITDA margins expanded 280 basis points on similar adjusted total revenue growth of 9.2%. One of our methods of measuring efficiency is the multiple of operating EBITDA growth to revenue growth. The second quarter result of just under four times clearly demonstrates the profit flow-through that our disciplined labor and cost management systems bring, and our future earnings growth potential as the recovery accelerates.

Labor productivity measured by total hours worked per occupied room improved by over 3% at our North American hotels. Importantly, however, total hours worked only increased 0.4%, despite a 2.7 percentage point increase in occupancy, and an 11% increase in covers served. This equates to an overall year-over-year enhancement in productivity of 8% on total occupied rooms and total covers.

Clearly, the success of our intense focus on controlling costs is reflected in these portfolio results. And these results, which are outstanding, demonstrate the effectiveness and sustainability of the re-engineering and margin enhancement of the programs we have aggressively implemented over the past two years.

We continue to see many positive indicators for consistent expansion of luxury hotel demand. On a macro level, second quarter luxury demand grew 12.1% from 2009, with supply growth falling to 1.8%, the lowest year-over-year supply growth statistics since the fourth quarter of 2005. For our Company, all future competitive supply indicates approximately 1% growth, while less than half of that is actually underway. And given development costs of approximately $600,000 per room plus, which is exclusive of land, it should be some years before the economics justify significant new competitive supply.

Similar to last quarter, the airline industry is experiencing positive trends, as United, American, JetBlue and Delta airlines each reported double-digit PRASM growth for the second quarter. Domestic airfares are up approximately 20% for the first half of the year, and Expedia recently reported a 19% increase in bookings for the second quarter.

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Both Federal Express and UPS raised their earnings targets for the year as domestic ground shipping improved. And sales of BMW’s various branded vehicles have increased 12.5% for the quarter, while Hertz recently reported total US car rental revenues were up 10% for the same period.

All of these inter-related results clearly point towards improved trends in corporate and consumer confidence, and reaffirm our own positive and very encouraging experience with corporate, transient, and group demand.

Within our portfolio, group booking pace continues to be our best indicator of future performance, given our higher-than-average mix of group-to-transient business, with approximately half of our room nights coming from group historically. The forward metrics we track internally are all positive. For example, definite group room nights for 2010 are now 10% ahead of where they were last year at this time. And while rate is down for the full year, rates on business being booked in the year- for the year, known as ITY-FTY, have consistently improved as the year progressed.

As has been the case at this stage in previous recoveries, the group booking cycle has shortened, with a 600% plus increase in rooms booked within two months of arrival as compared to 2007. 2010 group RevPAR, which accounts for the impact of both rate and occupancy, is up a healthy 4% over 2009. And for the second consecutive quarter, financial services, which had slipped to fourth place in terms of our group business provider, is now number two behind medical and health, and ahead of technology.

Looking beyond 2010, contracted group business currently on the books for 2011 is a great 12% higher than in 2010, and group room nights are up approximately 5% for the first quarter of 2011.

We continue to focus on our asset sales in Europe as we transition to a North American-centric organization. Our Prague property is our most immediate priority, and we’ll exit our other properties as and when we can maximize proceeds and return.

Our London property’s business is improving rapidly, with transient ADR up 18% in local currency, group pace up nearly 100%. So, we are carefully monitoring the market for an appropriate and well-timed execution of a capital transaction.

Likewise, we are very conscious of our non-recourse debt maturity schedules on our individual properties, and have active plans in place for each, which are being executed in a thoughtful, disciplined, and timely fashion. And we’ll provide updates as and when appropriate.

We believe that corporate America is now shifting from a focus on reducing costs and labor to revenue building. As in previous recoveries, corporate travel consumption will be a key leading indicator of business confidence, and will drive lodging growth demand in the near future. As a result, we believe that high-end lodging will once again be the most immediate beneficiary of that growth.

The fundamentals of our business continue to show improvement quarter-over-quarter, and we see very strong forward-looking indicators for the remainder of this year and beyond. We closely monitor internal forecasting trends, supply and demand dynamics, historical comparatives, and both macro and luxury-specific indicator, and are seeing what we believe is the beginning of a very impressive growth cycle in lodging demand.

Surrounded by the incessant noise of 24-hour up-to-the minute news coverage with an endless stream of seemingly dramatic announcements, it may sound premature to emphasize such optimism. However, it’s important to understand that the nascent stages of the recovery we’re experiencing are only the beginning of what we see as a long, robust, sustainable supply-constrained growth period, with re-engineered operations giving us the opportunity to achieve profit levels not previously seen.

As with any economic recovery, we fully expect some bumps in the road along the way, and are prepared to meet those challenges. However, we remain extremely bullish on the overall direction of the lodging market and the velocity of the improvement in the high-end sector.

Our properties are in terrific physical condition, and very well-positioned within their competitive markets. We are extremely confident that our Company will benefit from a long and sustained recovery. Our sustainable productivity measures are in place, and are already delivering against expectations. We are working on extending maturities and further strengthening our balance sheet. We still have aggressive goals ahead and a lot to do, but we have solid and executable plans in place, and are pleased with the operational and balance sheet progress we’ve made this year in general, and this past quarter in particular.

I’ll now turn the call over to Diane.

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Thanks Laurence, and good morning everyone.

Turning to our second quarter results, this was the second consecutive quarter of improving demand, and as Laurence mentioned, we reported a 7.3% RevPAR increase. That is a RevPAR of $145.11 in the second quarter of 2009, growing to RevPAR of $155.71 for this quarter, and a 5.9% increase in total RevPAR driven by a 2.7 percentage point increase in occupancy, and a 3.3% increase in ADR.

Group demand was particularly strong in the quarter, with group room nights up 24.5% from the second quarter a year ago, and driven importantly by a 41% increase in the high-rated corporate group segment.

Group rates declined approximately 6% year-over-year, largely though a reflection of room nights booked for 2010 during the depths of the recession last year. Corporate transient room nights, though, were up 11% in the quarter, with rates 5% higher. This provides further evidence supporting a recovery in corporate travel and spending, and as we believe, a strong future indicator of improving corporate confidence.

Compression room nights, which we define as nights with 90% occupancy or higher, increased 25% compared to last year, with rates which were 26% higher.

Year-to-date market share penetration on our US portfolio was 109.4%, as compared to our competitive set, and slightly above last year.

We recorded $2.1 million in cancellation fees during the quarter, compared to $6.6 million for the same period in 2009, when the industry was losing group business at historically high rates. Excluding these fees, total RevPAR increased by a very strong and encouraging 9.2%. Food and beverage revenues were up 16% during the quarter, driven by a 27% increase in banqueting revenue.

Let me give you some market-specific commentary. First of all, our resort properties had a particularly strong group quarter, with room nights up 44% compared to last year. Highlights include a 29.5% RevPAR increase at the Ritz-Carlton Half Moon Bay, and a 13.1% increase at the Fairmont Scottsdale, which were two of the hardest hit resorts during last year’s crisis. Half Moon Bay is an especially compelling story, given it was a poster child for the AIG effect that kept many high-end corporate groups away from luxury hotels last year. Strong corporate group demand drove room night compression and led to a 5.2% ADR growth at the hotel.

Our Four Seasons in Washington, DC had another strong quarter, with RevPAR up nearly 10% as the hotel continues to benefit from increased business-related activity related to the government.

In Chicago, although it remains a unique and very attractive destination for both leisure and corporate group travel, it had a weak start in the first quarter as the downtown market RevPAR declined approximately 12%. The second quarter, however, was greatly improved, as our Fairmont and InterContinental Hotels had RevPAR increases of 8.1% and 3.1% respectively. The InterContinental’s growth rate is more muted, as it actually maintained strong occupancy performance in the second quarter of 2009. Average rate growth for both properties were 3.8% and 4.7% respectively.

Going forward, we expect these improving trends to continue in Chicago, as recent state laws related to McCormick Place were passed that should help promote convention business again. And there have been positive organizational changes that have also occurred within the McPier organization. We are increasingly involved in these city activities to further protect our interests here.

In addition, we completed a $4.5 million capital upgrade at our Marriott in Lincolnshire in the north suburbs of Chicago, including a complete renovation of the lobby and meeting space, as well as some minor room enhancements. Since the renovation, we have received very positive feedback from meeting planners. And importantly, we are seeing a pickup in group and social bookings, particularly from large pharmaceutical companies that are headquartered in that general area.

In Southern California, the extent of the Ritz-Carlton Laguna Niguel’s improving results disappointed us a bit this quarter. While transient demand overall is improving, the recent addition of approximately 900 rooms to the overall competitive market definitely impacted occupancy, which in turn created downward pressure on the leisure rate. We determined not to engage in deep discounting, and instead concentrated on growing group business while holding rates.

As a result, we increased our ADR by 11% over the competitive set, and improved the overall flow-through and result in profitability. We also have partnered with Ritz-Carlton to implement a bold and creative e-mail campaign, and have already executed six separate e-mail blasts targeted at 150,000 qualified recipients and families.

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Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Regarding Mexico; our Four Seasons in Punta Mita had an 18% increase in RevPAR during the quarter. However, that’s compared to when the hotel was suffering from the impact of the H1N1 virus outbreak last year in May and June, when the hotel had sub-20% occupancy.

Safety concerns surrounding the highly publicized drug violence in Mexico, which has resulted in a travel advisory issued by the US State Department, and a warning message issued by the US Consulate General for Guadalajara, are definitely having an impact on transient business at our hotel, as well as all resorts across Mexico. The hotel has received a small number of cancellations as a result, and leisure bookings pace is clearly slower than normal.

Therefore, we have shifted our focus to booking group business, which is up over 3,000 room nights, or 50% this year. And we are very pleased with this trend, particularly given the high conversion rate from site bookings by experienced meeting planners and intermediaries. It should be noted that there are no security issues within Punta Mita or the general Puerto Vallarta area.

On a positive note, transient business for the holiday seasons, which includes Thanksgiving, Christmas, and Spring Break in 2011, remains strong with occupancy up 10 points, and rate up 8% from a year ago. This business generally represents repeat customers who are familiar with the hotel and the local environment.

Our residential joint venture in Punta Mita, in which we own a 31% share, has actually shown surprising improvement during the first half of the year, selling 32 fractions, and generating over $7.2 million in gross revenue. This compares to eight fractions sold last year, or $2.2 million in revenue raised in the first half of last year.

Turning to Europe; our European portfolio had a strong quarter, with RevPAR increasing 8.5% in constant US dollars on a 3.2% increase in average rate, resulting in an EBITDA improvement of 12% over last year, and 110 basis point expansion on EBITDA margins.

As Laurence mentioned, the London market continues to rebounds strongly, and our Marriott property on Grosvenor Square in Mayfair is thriving, with an 8% increase in constant dollar RevPAR during the quarter, driven by a nearly 15% gain in rate. Both of our leasehold interest properties, the Marriotts in Hamburg and on the Champs d’Elysees in Paris, had very strong quarters with RevPAR increasing 19% and 11% in constant dollars respectively.

Prague continued to be a bit of a difficult market, and our InterContinental recorded a 4% RevPAR decline during the quarter. We also did experience disruption from the Icelandic volcanic ash in April, which we estimate resulted in lost revenues between $800,000 and $900,000, and lost EBITDA of $350,000 to $400,000 in the quarter.

Turning to our earnings; our comparable EBITDA was $35.1 million, and our comparable FFO per diluted share was $0.02. During the quarter, we recorded a $2.5 million, or $0.02 per diluted share non-cash charge to G&A expense, related to the Company’s long-term incentive compensation program, called the Value Creation Plan, or VCP, which is linked to the Company’s share price, and closely aligns management with our shareholders. The ultimate value of the program will not be determined until 2012, which is its maturity, but the plan is valued quarterly by an independent firm, and expensed over the term leading up to 2012.

Given the recent history of our stock price and overall volatility level of the stock, the quarterly non-cash expense is likely to fluctuate and add noise to our G&A expense. Excluding the VCP expense and one-time severance charges, our current run rate G&A expense is approximately $20 million, which is a reduction of 33% from peak G&A in 2007 of approximately $30 million.

During the quarter, we terminated $300 million of notional value fixed interest rate swaps, as a result of being over-hedged following the conversion of the Met Life loans from floating to fixed rate debt, and the paydown on our line of credit with excess proceeds from the May equity offering, at a cash termination cost of these swaps of $7.2 million.

We recorded a one-time $18.3 million overall charge related to this termination, which also included the termination costs and the full write-off of amounts previously recorded in OCI related to the terminated swap. We also recorded $4.1 million of non-cash charges related to the mark-to-market of certain interest rate swaps that are no longer deemed effective hedges from an accounting perspective.

Let me elaborate on our interest expense for the year. As you’ll recall, we said during our year-end 2009 report that we forecasted interest for 2010 to be approximately $100 million. Pro forma for the recent activity, we now expect interest expense to be between $90 million and $95 million for the year. Including approximately $40 to $45 million in non-cash expense, primarily for swap financing amortization costs that were paid in earlier periods.

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Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

For the quarter we reported $27 million of interest expense, of which only $12.1 million was current cash expense. We excluded from comparable FFO the $4.1 million charge I just mentioned for the mark-to-market of certain interest rate swaps that was included in our GAAP interest expense figure. Our interest expense guidance excludes any future change in the mark-to-market of the ineffective interest rate swaps, given they are inherently unpredictable.

Finally, we recorded a one-time non-cash $886,000 loss on the early extinguishment of debt related to the tender of the exchangeable note. The charges related to the swaps and the early extinguishment of the exchangeable notes have been excluded from both comparable EBITDA and FFO results.

Regarding our balance sheet, we have made substantial strides in addressing some of the risks inherent within the balance sheet so far this year, as well as both improving and strengthening it.

We’ve already spoken to you about the three loan modifications we completed earlier in the year, which extended maturities on over $440 million in mortgage debt to 2015 and beyond.

And as you all know, in May we successfully raised $349 million of gross proceeds in an oversubscribed common equity offering, and used the proceeds to tender for 100% of our $180 million fully recourse exchangeable notes, in addition to paying down our line of credit to roughly $55 million at quarter end. This was an extremely well-received offering, which has dramatically shifted the composition of our shareholder base while simultaneously strengthening and de-risking the balance sheet.

Our balance sheet today is in much better shape, and we’ve reduced our overall amount of indebtedness by over $350 million, and increased our weighted-average debt maturity from 2.2 to 3.3 years. Regarding liquidity, we currently have roughly $40 million outstanding on our line against approximately $245 million of capacity. So, we feel very comfortable with our current liquidity position.

In addition, capacity under the line should increase, given the projected NOI recovery of the four borrowing-base assets. Liquidity provided by the line of credit is expected to adequately cover the Company’s financing needs related to property level debt maturities, which mature in 2011 and 2012.

In June, we elected to defer our second quarter preferred dividend, which was the sixth consecutive quarter in which we deferred payment. The Company is working towards reinstating and paying the preferred dividends out of operating cash flow, and addressing the accrued deferred payments as soon as practical.

Regarding guidance, we believe it’s appropriate for to us continue our policy of not giving full-year guidance at this time. However, as we did on our previous call, I’d like to share our thoughts pertaining to the forecasts for the third quarter.

We anticipate RevPAR growth between 5% and 7% for the quarter, and margin improvement in the range of 150 to 250 basis points.

With that, we’d now like to open up for any other questions we may not have covered in the call.

QUESTION AND ANSWER

Operator

(Operator instructions)

Your first question comes from the line of Bill Crow with Raymond James. Please proceed.

Bill Crow - Raymond James & Associates - Analyst

Hi, good morning, guys. Thanks for the commentary. It was helpful. Laurence, let’s start with asset sales prospects, and where do you stands from that perspective?

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Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Good morning, Bill. As I mentioned during the call, our priority is on Prague because we — the market remains challenging there, and we have the highest overhead G&A associated with it. So, we’re working actively and aggressively on that as our priority, and we’ll keep you informed on that. London where a lot of our equity is involved, we’re seeing such a pace of improvement in demand rate and profitability that we’re trying to figure out when to sell it. There has been certain other sales going on there, and some sales activities which we mentioned last time which are relevant. There has been a little bit of pause in the credit markets in Europe, given the uncertainties in the overall various economies there. So, we will see what happens there in September. And I think we’ll wait and see before coming to any conclusion on the timing until we see our 2011 forecast, which will be latter in this year. Other than that, Bill, we have no current asset sales outside of Europe that we are working on.

Bill Crow - Raymond James & Associates - Analyst

Great. And, Diane, if I can go back to your ‘11 and ‘12 debt maturities, you’ve already had some preliminary discussion. What is the LTV discussion that you’re having, and any ballpark rates, or should we use the Met Life terms as an example of what you think you can get?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Yes, I think it’s premature to give you guidance on interest rates on those. As you know, the big ones for 2011 are the [Del] and the Fairmont Scottsdale. The plan is to work with the current CMBS lenders and those lender in those cases. So, as you know, it just depends on where the negotiations go. It would be unlikely that we would refinance those with new lenders, so the rate could be some type of blend when we get to the point where they’re final deals. But again — particularly the Del, it’s a complicated deal, a lot of parties involved, including a partnership for us, and it’s just too early to give you any guidance on where that ends up.

Bill Crow - Raymond James & Associates - Analyst

Did you disclose what the LTV was on the Met Life re-fi?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

No.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

No, we didn’t. I think we were asked the question last call, Bill, and our LTV valuation can and probably would be different from a lender’s LTV valuation. I think it’s part of a blended deal, especially when it comes into extending or re — or amending existing debt as against new CMBS or other insurance company debt.

Bill Crow - Raymond James & Associates - Analyst

Sure. Okay. And then finally, just a housekeeping and I may have missed it, you may have given it, but CAPEX budget for this year?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Overall the Capex budget is $40 million.

Bill Crow - Raymond James & Associates - Analyst

I’m sorry, Jon, I couldn’t hear you —

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Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

$35 million is in the FFE budgets at the hotels, and about $5 million owner funded.

Bill Crow - Raymond James & Associates - Analyst

Got you. Okay. That’s it for me right now. Thank you.

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Thank you.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Thank you.

Operator

Your next question comes from the line of Ryan Meliker with Morgan Stanley. Please proceed.

Ryan Meliker - Morgan Stanley - Analyst

Good morning, guys. Just a couple quick questions here. Looking at your 3Q RevPAR guidance of 5% to 7%, can you break out how much of that you think is going to come from rate and how much from occupancy? And can you also give us any additional detail on group pace? I think what I’m particularly looking for is to see how — you talked really well about that increase in that short term booking from the group segment. I’m wondering how rates for those short term bookings are changing, so from 1Q to 2Q are we seeing an incremental sequential move off in rates for those short term bookings with less than two months of a window? That would be helpful. Thanks.

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Okay. You’re breaking up a bit but I think — the first question about RevPAR growth and the next, we project that roughly about 70% of RevPAR growth is going to come from rate and about 30% from occupancy. Let me — Laurence will address group pace.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

You broke up a wee bit on the group pace. Can you — do you think I could ask you to frame your question again on group pace? We were losing every third word.

Ryan Meliker - Morgan Stanley - Analyst

Sure, is that better?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Much better.

Ryan Meliker - Morgan Stanley - Analyst

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Okay, great. I think the question basically — you talked a great deal about how the booking window has compressed so much for the group segment, up 600% versus 2007 in the second quarter. I’m just wondering if you can give us a little color on whether group rates have moved in positive territory on a sequential basis given that booking window, so we might see those group rates actually turn positive much faster during this up cycle than we’ve seen in the past. That would be helpful.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Absolutely. We’ve been seeing — our production numbers have been in group pace, and perhaps I’m asking — I’ll answer a slightly broader question. Our production numbers have improved quarter by quarter, month by month. So, we are seeing much faster velocity in group pace demand than we had anticipated even three months ago. Rates have strengthened for the third quarter. But given the significantly — as compared to the first and second quarter’s. Given the short-term booking window cycle, it’s hard for us to comment on the fourth quarter because we expect a lot of pickup after the summer is over. For the bookings that we’ve had for next year, which are for larger groups, et cetera, our rate is up about 12% and our demand for the first Q is up about 4%.

So, what we are doing for the bigger groups, which are the longer lead time groups, we are taking a very firm position on rates and the result I think is very clear that the 12 — we’ve got 12% for those. Now, the shorter time bookings would be more negotiable, it would depend on demand and compression at the time. But it’s very, very — it’s the healthiest statistic we’ve seen is the group, the velocity of group room night production on a monthly basis, and the trend into 2011 for double-digit rate growth. The short-term nature makes predicting rates a little volatile but it is — it is very, very healthy. And when we do the interviews and conversations with our meeting planners and meeting intermediary, they are expecting room rate increases for group bookings for next year as they are increases in non-rooms revenue.

Ryan Meliker - Morgan Stanley - Analyst

Great, that’s helpful. Thanks a lot, guys.

Operator

Your next question comes from the line of Will Marks with JMP Securities. Please proceed.

Will Marks - JMP Securities - Analyst

Hi, thank you. Good morning everyone. A question on the guidance. You — third quarter 5% to 7%. First, that’s North America, correct?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Correct, yes.

Will Marks - JMP Securities - Analyst

Okay, and then looking at that in light of second quarter up 7.3%, are there signs of any kind of slowing in July?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

No. It relates to the mixture of business. For the second quarter we were group, corporate group and corporate transient led. During this quarter, we are leisure led to a large degree. Let me, however, comment on the market. We had all hoped, but not anticipated, but we had hoped we would see a propensity to pay higher rates for leisure business during the vacation period. A certain amount of our leisure business is experiencing that, whereas the fill-in business — we have had to go, we have had to, like everybody else, had to discount for some of the fill-in business. So, that rate — it’s really the mix of business that’s driving the slightly less than — less RevPAR than we experienced during this quarter. And it’s short-term in nature so it’s somewhat unpredictable.

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Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Yes, Will, it really is the seasonality of the summer. So, it’s second quarter, our transient was only about 53% of our mix, and we’re projecting for the third quarter it’s more like 60%. So, that really is — what explains the difference in the RevPAR growth between the two.

Will Marks - JMP Securities - Analyst

So, then can I put words in your mouth and say that fourth quarter should trend back towards second quarter levels?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Well, the fourth quarter should certainly go much more towards corporate and growth, both transient and group. So, you live and hope that we’ll do terrifically well.

Will Marks - JMP Securities - Analyst

Do you face what you would call a tougher comp in the fourth quarter, or kind of status quo?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

No, I don’t think we face a tougher comp in the fourth quarter at all, Will.

Will Marks - JMP Securities - Analyst

Okay. And oh, one final question. On — you mentioned in the — in Chicago, the difference that we saw in the numbers from the Fairmont and the InterContinental. Diane, you may have said InterContinental growth was muted, and you gave a reason. Can you expand on that a little bit? It just seemed like a wide disparity?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Well, the point was that — I mean the good news last year for the InterContinental in Chicago was it really maintained occupancy in a particularly weak market. So, my point is year-over-year you are not seeing the big jump that we saw at the Fairmont. It just was able to maintain its occupancy a lot higher than what the market was doing last year.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

We outperformed what — we had a quarter where we outperformed our competition by somewhere in the 8% to 10% range as far as growth was concerned. So, when you — and that could have been, I don’t recall specifics, but it could have been by specific groups in the house at that time. So, you will have that sort of anomaly when you take it down to the micro level. It’s smooth on a macro level but you get it on a micro level.

Will Marks - JMP Securities - Analyst

Okay. Perfect. That’s all for me. Thank you.

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Thanks.

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Operator

Your next question comes from the line of Chris Woronka from Deutsche Bank. Please proceed.

Chris Woronka - Deutsche Bank - Analyst

Hi, good morning. Can we just get a little bit of color on the how some of those trends trended through the second quarter? And I’m focused on occupancy and rate, and then also on the cost side. And what point in the quarter did you reach — or did you reach a point where you had to bring back more staffing than you did at the lower occupancy point in the quarter?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Well, can you just, could you repeat the first part of the question? The second one I can remember, the first part again, it must be the line broke up a shade. What was your first part, Chris?

Chris Woronka - Deutsche Bank - Analyst

Sure. Just about how the RevPAR ADR trended throughout the quarter.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Yes, it was — it continued the trend from the first quarter, monthly strengthening. So, it was — there was no particular anomalies.

Chris Woronka - Deutsche Bank - Analyst

Okay.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Just if you recall what we talked about last quarter. We expected occupancy in the April to be stronger, and we hoped that it would turn the other way by the end of the Q, which it did. So, rate became stronger in June and pushed it towards a 60/40 rate to occupancy mix in the RevPAR count. Does that answer your question?

Chris Woronka - Deutsche Bank - Analyst

Yes, and just on the cost side — how that’s ramped up and if there are any changes. You are now at a higher seasonal period of occupancy. Has your FTE count increased sequentially, or are you at a point where you can sustain the same level with higher occupancies and higher rates obviously?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Okay. Divided into two, if you deal with the fixed costs, it’s absolutely static. We had some diminution in the third quarter. And we haven’t given up, continued to work on that as we re-engineered the actual organization of the hotel. What we have 0.4% increase in hours worked per occupied room, and that was really coming from the variable labor. And so what — we are very disciplined, very comfortable that we can maintain, maintain the levels of staffing at the fixed cost level. And we have very, very, very finite standards for bringing in variable labor on an hourly basis based on projected occupancies. So I am — I do believe that there has been a systemic change in the staffing of hotels across the country at full service level, and I think we’re at the leading edge of that, and we fully intend to make sure that these are maintained on an ongoing basis. And that’s why I do believe — when I commented that we’ll see outsize projects as compared to previous cycles because of this systemic change in the operations of the hotel.

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Yes, and another data point in the second quarter of 2010 are total hours worked per occupied room were down 8% compared to the peak in ‘07. So, we definitely have taken costs out of the system.

Chris Woronka - Deutsche Bank - Analyst

Okay. Thanks. Very good.

Operator

(Operator instructions)

Your next question comes from the line of Smedes Rose with Keefe, Bruyette & Woods. Please proceed.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Hi, thanks. Lawrence, in the past I think you’ve talked some about trends in incentive travel as being a sign of an overall come back in corporate group trends, and I’m wondering if you can give an update on what you are seeing on that front.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Mixed. Mixed results. Punta Mita, for example, we are seeing very strong interest in incentive travel and a perspective interest in it. In some of the others, it is mixed. It really is very hotel-by-hotel specific for us. The good news is, is that we’re getting it, and we are — that business when it comes in, is rate insensitive. So, it is — it’s really starting to happen more in the resorts than the urban properties as you can see. Whereas we thought it would be completely a dry market this year, it hasn’t been. And I think we’re anticipating converting some of the tentatives at the properties into definites for the first quarter and second quarter of next year.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. And then just on the cancellation fees, does that — were there any recorded in the third and fourth quarters last year that might make for more difficult comps this year?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

It starts being back to more historical norm as far as the last two quarters, last year, and what we would anticipate for this year. So, we’ll report on it again in the third quarter, but I think it’s getting back to more normalized range.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay, and then I think you mentioned but I just want to make sure — when we back those out it looks like the flow-through of revenues to EBITDA was more like three times. Does that — are we doing the math right? We’re backing out the fees on both the revenues and the EBITDA?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

It’s — it’s just under four, I think it’s just over 3.8 times.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Okay.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Which I think it might look — from my point of view having seen these cycles, that is exceptional when you — that’s the sort of thing you would have normally experienced had you had 8%, 9% rate growth in the previous cycle. To have that where you have a 7.3% RevPAR, of which 60% of it is rate, is really, again, the healthiest sign I can tell you, and I think it’s really very good news for our industry. You start seeing flow-throughs like that with only a 3.3% rate increase, I think that’s tremendous.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Yes, and then I assume — I guess you talked about this — the RevPAR growth in the second half is going to be much more rate driven, and presumably that number just gets better.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

It is for us. I can’t say it’s going to be rate driven for everybody. We have sacrificed, as Diane mentioned, we have sacrificed occupancy for rate. So, we are looking to build flow-through, and let compression as you can see — the compression nights are coming. It certainly is for us, I think we are at the leading edge, therefore I believe the industry will follow. But you can certainly look for to us stick to our rate policy for the immediate future.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Brian Schinderle with BAM. Please proceed.

Brian Schinderle - BAM – Portfolio Manager

Hey, guys. A couple of different questions for you. First of all, I wonder if you can give a more definitive timeline on when you would expect to get closer to a resolution on the issues with the Del Coronado?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Well, I don’t think you can — we can give you a specific timeline. The Del’s debt matures January of 2011. We are — we have hired an outside advisor. The partnership team as a whole. We have engaged this advisor, and we are in active discussions with the various layers of lenders. But hard to tell if it will be finalized before the maturity date, or if we’ll need some short-term extension to put the final deal in place.

Brian Schinderle - BAM – Portfolio Manager

Okay. That’s helpful, I think. Also, could you talk a little bit about the preferred stock, and how you view the preferred stock and what would need — what pieces of the puzzle might need to come together over what kind of timeline in order to bring the preferred stock back to a current status?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Okay, sure. And again, I don’t know that we can give you a specific timeline, but —

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Brian Schinderle - BAM – Portfolio Manager

No, I’m talking about — more of a conceptual view of what needs to happen in order for that to occur.

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

Right, well, philosophically we certainly feel that we should pay the dividends out of operating cash flow, and not finance them. So, the quarterly dividend on the preferred is around $7.5 million or $30 million a year. So, when our operating cash flow supports a $7.5 million, we foresee we would get back to paying it currently. Then regarding the catch up, it probably will be more tied to some type of liquidity event to pay that current as well. And you’re not required to pay them in a certain order or to pay them both at the same time. So, it may be that we start paying the quarterly dividend before the catch-up has been fully paid.

Brian Schinderle - BAM – Portfolio Manager

Right. And it’s safe to say that based on your current expectations that would not be happening any time soon, that could be more like a 2012 event?

Diane Morefield - Strategic Hotels and Resorts - Chief Financial Officer

I can’t give you a specific date.

Brian Schinderle - BAM – Portfolio Manager

No, I realize that, but given the current state of play you are still — you would still need to make significant operating improvements prior to getting to that point where you could carry the $30 million a year from free cash flow, if I understand your thought on the way you would want that to line up.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Look, I think the question is really very, very valid, and it’s the right question. As far as we look at it, it’s sort of multi-dimensional if I could suggest it. It’s not just cash flow as the debt maturities are today because we’re carrying on simultaneous work in amending and extending debt maturities during the next year. So, it really depends on the interest rates and the way you look at the debt maturities in the extension to figure out your variable rate to work out to your cash flow. So, it is a somewhat of a three-dimensional rather than a two-dimensional equation. The way — if we could get — if GDP increases quickly, so will demand. If demand increases so will rates; if rates increase, so will flow-through. Again, so it’s all the variables here.

Brian Schinderle - BAM – Portfolio Manager

Right, got it. And if I understood your comments on Europe, your — it’s somewhat — although you are still looking to exit that portfolio from a timing perspective, given some of the things that need to come together and some of the things that you’ve been waiting on, it’s probably more likely that that’s a 2011 event than we see anything monetized in 2010? Is that fair?

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

It’s our priority to execute on Prague as soon as possible. I don’t think Prague will have a dramatic liquidity amount associated to it because of the high levels of debt.

Brian Schinderle - BAM – Portfolio Manager

FINAL TRANSCRIPT

Aug 05, 2010 / 02:00PM GMT, BEE - Q2 2010 Strategic Hotels and Resorts Earnings Conference Call

Right.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

If we started on London, a sale in September, it would be unlikely even if we did start to work on a sale, it would be unlikely given the way the complexities of the various systems work in London that we would get that done this year. So, I think your assumption is a safe one.

Brian Schinderle - BAM – Portfolio Manager

Okay. Thank you very much, guys.

Operator

This concludes the question and answer session. I would now like to turn the call over to Laurence Geller for closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President & Chief Executive Officer

Thank you very much and thank you for the questions. They were good and they were helpful. After a very long and difficult period, we had a very satisfying quarter, and are consistently seeing indicators of a sustained recovery. We have well-founded reasons for our optimism in general terms and for our company in particular terms. Our assets are in great physical and competitive condition in irreplaceable locations. We’ve implemented systemic and sustainable changes to the operations that are clearly demonstrating upside, both to profitability and to valuations, and we have unusually benign supply dynamics in our markets. We’ve improved our balance sheet, and we will continued to so.

We’re increasingly confident of our ability to meet the challenges ahead and achieve the goals we’ve set. We’ve achieved them thus far in 2009, and so far in 2010. We fully intend to continue to execute our plans in a thoughtful and disciplined manner. So, thank you for your time today and I thank you all for your support during this last quarter. We look forward to speaking to you next quarter, when I hope that the trends we are seeing today will be mirrored in continuing improving results for our economy, our industry, and for our company. So, thank you all.

Operator

This concludes the presentation. You may all now disconnect. Good day.